Exhibit 99.1

IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION TO LIST SHARES ON THE NEW YORK STOCK EXCHANGE
Company’s Ticker Symbol to Remain “IMAX” on the NYSE
Shares to Remain Trading on the Toronto Stock Exchange under Current Ticker Symbol “IMX”
New York, NY — January 31, 2011 — IMAX Corporation (NASDAQ:IMAX; TSX:IMX) today announced the pending transfer of the listing of its common stock from the NASDAQ Global Select Market (“NASDAQ”) to the New York Stock Exchange (“NYSE”). The Company expects to begin trading on the NYSE on February 11, 2011, under its current ticker symbol “IMAX” and will ring the opening bell that morning. The Company will continue to trade under the ticker symbol “IMAX” on the NASDAQ until the transfer is completed. The Company’s trading on the Toronto Stock Exchange, under the ticker symbol “IMX,” will remain unchanged.
“Given the global nature and expansion of our brand, the New York Stock Exchange offers an ideal platform for the continued growth of our Company,” said IMAX CEO, Richard L. Gelfond. “Our affiliation with the NYSE will provide us access to the markets we intend to reach and puts us in good company with other members of our industry.”
“We are delighted that IMAX has chosen to list on the New York Stock Exchange,” said Duncan L. Niederauer, CEO, NYSE Euronext. “IMAX is one of the world’s leading entertainment technology companies. Its global network is among the most innovative, highly visible platforms in the world. Our strategies are aligned, and we look forward to a successful global partnership with IMAX and its shareholders.”
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems — combined with a growing blockbuster film slate — are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX theaters deliver the world’s best cinematic presentations using proprietary IMAX, IMAX 3D, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.
IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo and Shanghai. As of September 30, 2010, there were 470 IMAX theatres (348 commercial, 122 institutional) operating in 45 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at

www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets — the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca — represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: http://www.nyx.com
***
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and investigation by the SEC and the ongoing inquiry by the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Ann Sommerlath	Heather Anthony
212-821-0155	212-821-0121
asommerlath@imax.com	hanthony@imax.com

Entertainment Media:	Sloane & Company, New York
Principal Communications Group, Los Angeles	Whit Clay
Melissa Zukerman/Paul Pflug	212-446-1864
323-658-1555	wclay@sloanepr.com
melissa@pcommgroup.com
paul@pcommgroup.com